EXHIBIT 10.2

LICENSE OF RIGHTS IN SOFTWARE PROGRAM

THIS LICENSE OF RIGHTS IN SOFTWARE PROGRAM (the “Agreement”) is made this 25th day of June, 2007, by and between MVP Network Online Games, Inc. (“Licensor”), a Nevada corporation, with a principal place of business located at 110 North Jefferson Avenue, St. Louis, Missouri 63103; and MVP Network, Inc. (“Licensee”), a Nevada corporation, with a principal place of business located at 110 North Jefferson Avenue, St. Louis, Missouri 63103.

WITNESSETH:

WHEREAS, subject only to those exceptions, if any, expressly set forth in this Agreement, Licensor owns all right, title, and interest in and to that certain computer program identified as the Red Line Thunder game  (the “Program”), the functional specifications for which are set forth in Exhibit A attached hereto; and

WHEREAS, the Program contains no software components in which any third party may claim superior or joint ownership, nor is the Program a derivative work of any other software programs not owned in their entirety by Licensor; and

WHEREAS, Licensor has granted no rights in the Program, or in any copies of the Program, to third parties; and

WHEREAS, Licensor desires to license to Licensee, on an exclusive basis, the rights to reproduce, publicly display, market, sell, distribute and otherwise exploit the Program throughout the world (“Licensed Territory”) during the term of this Agreement, and Licensee desires to acquire such license rights to the Program, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for $100.00 and the other good and valuable consideration specified herein, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee, intending to be legally bound, hereby agree as follows:

1.           Grant of License.  Subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, the exclusive license to reproduce, publicly display, market, sell, distribute, and otherwise exploit the Program for use “online” the Internet throughout the Licensed Territory during the term of this Agreement.  The license herein granted to Licensee includes, without limitation, the non-exclusive right to reproduce, use, and publish Licensor’s company name in connection with the marketing, sale, and distribution of the Program.  Any rights not expressly granted to Licensee herein are and shall remain the property of the Licensor.

2.           Delivery of Physical Objects.  Within ten (10) days after the effective date of this Agreement, Licensor shall deliver to Licensee: (1) its entire inventory of copies of the Program in source and object code form or CD consisting of head and build branch plus all updates including code tags and revisions; (2) all system and user documentation pertaining to the Program, including design or development specifications, error reports, and related correspondence and memoranda.

3.           Licensor’s Exclusive Rights Regarding Modifications and Improvements.  Licensor is hereby permitted to utilize any or all of the contents of the Program to modify and/or improve the Program, and Licensor shall have all (and exclusive) right, title, and interest in and with respect to all such modifications and/or improvements.

4.           Copy Retained by Licensor.  Licensor may retain one copy of the Program and source code solely for nonproductive reference purposes with respect to its obligations under this Agreement, and Licensor shall retain no other rights or licenses with respect to the Program.

5.           Certain Representations and Warranties.

5.1           Licensor to Retain Ownership.  Licensee hereby acknowledges and agrees that all right, title and interest in and to the Program and all intangible property rights therein shall be and remain the property of Licensor, subject to the license herein granted to Licensee and any other interests granted by Licensor to third parties which interests are not inconsistent with the license granted to Licensee.

5.2           Licensor Retains Proprietary Rights.  Licensee and Licensor acknowledge and agree that the product of all work performed in the development of the Program including, without limitation, any and all reports, designs, drawings, computer programs, audiovisual works, technical documentation of or concerning the Program, any copyrights, patents, patent applications, and/or other proprietary rights, shall be the sole and exclusive property of Licensor.

5.3           Assignment to Licensor.  In the event any rights, title and interests in and to the Program shall not vest automatically in and with Licensor, Licensee hereby irrevocably assigns, conveys and otherwise transfers to Licensor, and its respective successors and assigns, all such rights, title and interests in and to the Program, including without limitation, any and all reports, designs, drawings, computer programs, audiovisual works, and technical documentation of or concerning the Program, together with all proprietary rights therein, including without limitation, all copyrights and trade secret rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to any of the foregoing, whether now known or hereafter to become known.

5.4           Further Assurances.  Licensee agrees that it shall take all actions and execute any and all documents as may be reasonably requested of it from time to time to fully vest in Licensor all rights, title and interests in and to the Program including but not limited to any trademark and copyright registrations.  Licensor agrees that it will require appropriate agreements with its employees and any other persons or entities participating in the creation and/or development of the Program pursuant to which any such employee and/or third party shall effectively release and relinquish any and all rights, title and interests which he/she/it may have in and to the Program and/or any portion thereof to Licensor.

5.5           Waiver of Certain Interests.  Licensee hereby waives any and all liens, security interests, and/or other encumbrances against the Program, or any intangible property rights relating to the Program.  This waiver shall be a continuing waiver.

5.6           Development Tools.  Licensee acknowledges that Licensor’s utilities, languages and similar development tools (“Developer Tools”) shall be and remain the exclusive property of Licensor.

5.7           No Infringement of Third Party Intellectual Property Rights.  Licensor represents and warrants that the Program does not infringe any patent, copyright, or trade secret of any third party; that the Program is fully eligible for protection under applicable copyright law and has not been forfeited to the public domain; and that the source code and system specifications for the Program have been maintained in strict confidence.

5.8           Licensor’s Contributors.  Licensor represents and warrants that any and all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Program are listed in Exhibit B hereto (collectively the “Licensor’s Contributors”); and Licensor represents and warrants that each and every one of the Licensor’s Contributors has also agreed to retain all information relating to the Program in strict confidence, and has also: (1) been party to a for-hire relationship with Licensor that has accorded Licensor full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Program; or (2) executed appropriate instruments of assignment of ownership in favor of Licensor as assignee that have conveyed to Licensor full, effective and exclusive ownership of all tangible and intangible property thereby arising with respect to the Program.

5.9           No Agreements or Arrangements.  Licensor represents and warrants that there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Program, including, without limitation, no agreements or arrangements with any independent salesperson, licensee, distributor, sublicensor, or other remarketer or sales organization.

5.10           Software Components.  Licensor represents and warrants that it has duly obtained the right and license to use, copy, modify, and distribute the software components contained in the Program; that the Program contains no software components in which any third party may claim superior or joint ownership or other right or interest; and that the Program is not a derivative work of any other software programs not owned in their entirety by Licensor.

5.11           No End-User Agreements or Other Third-Party Agreements.  Licensor represents and warrants that it has not granted any rights in the Program to any end-user or to any other third parties.

6.           Marketing.

6.1           Licensee Controls Marketing.  All aspects of the marketing, distribution, and/or other such exploitation of the Program shall be in Licensee’s sole discretion, including, without limitation, the channels of distribution, pricing, naming, packaging, labeling, advertising, promotion, terms and conditions of sale, compilation of customer names, and use of warranty and user registration information.

6.2           Use of Intellectual Property.  Any trade names, trademarks, service marks, commercial symbols and/or logos used by Licensee in the marketing of the Program shall be the sole and exclusive property of Licensee with the exception of the Licensor’s name, trademarks, service marks, commercial symbols and/or logos used.  Licensor understands and agrees that it may not use any of the trade names, trademarks, service marks, commercial symbols and/or logos adopted by Licensee in any way without the express written permission of Licensee.  Licensor further acknowledges and agrees that Licensor acquires no rights with respect to any of Licensee’s adopted trade names, trademarks, service marks, commercial symbols and/or logos used.

6.3           Name of Licensor.  Licensee shall be entitled to use and publish and permit others to use and publish the name of Licensor (including any professional or business identify adopted by licensor), photographs, biographical material, or any reproduction or simulation thereof in connection with the promotion, marketing, and/or distribution of the Program.  Licensor shall have the right to reasonably approve in a timely manner any photographic or biographical materials concerning Licensor or its personnel, which are not furnished to Licensee by Licensor.

6.4           Ownership Credit.  Licensee shall afford Licensor conspicuous and legible credit on a dedicated title screens embodied in the Program in the form of “Designed and Developed by MVP Network Online Games, Inc.” (and with the logo of MVP Network Online Games, Inc.).

6.5           Copyright Notice.  Licensee shall also insert a copyright notice in the form described below in the Program:  “Copyright 200_ MVP Network Online Games, Inc., Software licensed by MVP Network, Inc.”

7.           Warranty Regarding Functional Specifications.   Licensor represents and warrants that the Program conforms in all material respects to the functional specifications set forth in Exhibit A.

8.           Additional Support.  Licensor shall have a duty to conduct and perform the following, to the extent reasonably necessary, to carry out fully the purposes of this Agreement:

Update all game assets and from time to time add additional properties such as new golf courses, hole-in-one contests, driving and putting ranges along with additional race tracks and multiple styles of racing games. All costs for additional assets shale be born by Licensor.

9.           Compensation.

9.1           Certain Definitions. The term “Adjusted Gross Revenue” shall mean Gross Revenues (as hereinafter defined) less Marketing/Distribution Costs (as hereinafter defined).  The term “Gross Revenues” shall mean all amounts received by Licensee, its controlled subsidiaries and its commonly controlled affiliates, as revenues, under generally accepted accounting principles consistently applied, from the use, dissemination, or sale of the Program.  The term “Marketing/Distribution Costs” shall include: (a) all costs incurred by Licensee in connection with the marketing and/or licensing of the Program; and (b) all fees, royalties or other compensation paid to third parties to disseminate, market, license and/or distribute the Program.

9.2           Payment of Royalties as Exclusive Compensation.  As Licensor’s sole and exclusive compensation and remuneration for all of the assignments, grants, duties, and terms and conditions set forth in this Agreement, during the term of this Agreement, Licensee hereby agrees to pay to Licensor royalties equal to fifty percent (50%) of Adjusted Gross Revenues for each calendar quarter.     Licensee shall make the payment due to Licensor hereunder with respect to Adjusted Gross Revenues for each calendar quarter not later than thirty (30) days after the end of such calendar quarter.   Each payment shall be accompanied by a report stating the amount of Gross Adjusted Revenues received by Licensee during the calendar quarter.

9.3           Audited Financials, Record keeping and Inspection. Licensee hereby agrees to provide to Licensor financial statements audited by an accounting firm for each calendar year within ninety (90) days following the end of such calendar year.  If the Adjusted Gross Revenues reported on such audited financial statements differs from the cumulative amounts shown on the quarterly reports for such calendar year, Licensee shall make an adjustment payment to Licensor if the amounts shown on the quarterly reports were too low, or Licensor shall make an adjustment payment to Licensee if the amounts shown on the quarterly reports were too high, within thirty (30) days following delivery of the applicable financial statement. Licensee shall keep at its usual place or places of business complete records of its Adjusted Gross Revenues for each quarter and preserve the same for at least three (3) years following the end of such quarter, and to regularly make entries in such records at its normal business convenience for the purpose of determining the amounts payable to Licensor hereunder.  On not less than twenty (20) days written notice, Licensor shall have the right, not more than twice during any twelve (12) month period at mutually agreed upon times during normal business hours at Licensor's expense, to examine any and all of Licensee's records reflecting Adjusted Gross Revenues for the sole purpose of verifying the accuracy of Licensee's reports of Adjusted Gross Revenues and the performance of Licensee's obligations to make payments hereunder.  In the event that any such examination by Licensor discloses an error in the determination of any amounts due hereunder that is confirmed by Licensee's independent auditors, Licensee shall make an adjustment payment to Licensor if the amount previously paid was too low, or Licensor shall make an adjustment payment to Licensee if the amount previously paid was too high, within twenty (20) days following such independent auditor's confirmation of the error.

10.           Term and Termination.  The term of this Agreement shall continue until December 31, 2008 unless terminated earlier by either party pursuant to this Section.   If a party materially breaches this Agreement (the “Breaching Party”), the other party  (the “Non-Breaching Party”) shall issue a notice of default to the Breaching Party setting forth the breach in reasonable detail.  The Breaching Party shall then have thirty (30) days to cure such breach, and if the Breaching Party fails to cure such breach within such time, the Non-Breaching Party may terminate this Agreement.  All remedies of Licensor and Licensee, at law or in equity, shall survive any such termination of the Agreement.

11.           Indemnity by Licensor.  Licensor shall indemnify and hold Licensee harmless from and against any and all claims, demands, causes of action or liabilities, of any nature whatsoever, arising out of or in connection with: (a) the failure of any one or more of the warranties, covenants and/or representations made by Licensor in this Agreement to be true and accurate; or (b) the failure by Licensor to perform fully and promptly any one or more of its obligations set forth herein.

12.           Indemnity by Licensee.  Licensee shall indemnify and hold Licensor harmless from and against any and all claims, demands, causes of action or liabilities, of any nature whatsoever, arising out of or in connection with: (a) the failure of any one or more of the warranties, covenants and/or representations made by Licensee in this Agreement to be true and accurate; or (b) the failure by Licensee to perform fully and promptly any one or more of its obligations set forth herein.

13.           Confidentiality of Agreement.  Unless otherwise expressly required by governmental order or decree, neither party shall disclose the terms and conditions of this Agreement to any person, except, to the extent necessary, and in any case subject to confidentiality obligations, either party’s attorneys, accountants, or other similar agent, who require such disclosure to perform their normal services for that party.

14.           Attorneys’ Fees.  In the event either party shall commence any action or proceeding against the other party by reasons of any breach or claimed breach in the performance of any of the terms or conditions of this agreement or to seek a judicial declaration of rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party.

15.           Notices.  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered, (b) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents, or (c) sent either by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

If to Licensor:

MVP Network Online Games, Inc.
110 No. Jefferson Avenue
St. Louis, Missouri 63103
Attn:  Paul A. Schneider

If to Licensee:

MVP Network, Inc.
110 No. Jefferson Avenue
St. Louis, Missouri 63103
Attn:  Timothy R. Smith

If personally delivered, a communication shall be deemed delivered upon actual receipt; if electronically transmitted, a communication shall be deemed delivered the second business day after transmission (and the sender shall bear the burden of proof of delivery); if sent by U.S. mail, a communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; and if sent by overnight courier, a communication shall be deemed delivered upon receipt.  In any such case, if the addressee, on its part, fails or refuses to accept delivery, a communication shall be deemed delivered as of the date of such failure or refusal.  A party may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

16.           Miscellaneous.

16.1           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, together with their respective legal representatives, successors, and permitted assigns.

16.2           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, St. Louis County.

16.3           Entire Agreement.  This Agreement merges and supersedes all prior and contemporaneous agreements, assurances, representations, and communications between the parties hereto with respect to the subject matter hereof.

16.4           Amendments. This Agreement may not be modified except in writing, signed by the party against whom such amendment is sought to be enforced.

16.5           Counterparts.  This Agreement may be signed in counterparts, each an original but all one and the same instrument.

16.6.          Section Headings. The Section headings appearing in this Agreement are inserted only as a matter of convenience, and in no way define or limit the scope of any Section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date shown above.

“Licensor” MVP NETWORK ONLINE GAMES, INC. By: Paul A. Schneider ____________ Title: President__________________ Date: June 25, 2007	“Licensee” MVP NETWORK, INC. By: Timothy Smith _______________ Title: Vice President ______________ Date: June 25, 2007

EXHIBIT A

DESCRIPTION OF FUNCTIONAL SPECIFICATIONS
FOR THE PROGRAM

Redline Thunder Racing

"Redline Thunder: American Stock Car Racing" is an Internet client-server multiplayer 3-D racing simulation featuring in-game advertising configurable by MVP and its licensed game distribution partners. Players referred to the game by a distributor website or promotional activity will view the ads configured by the distributor.

Description of gameplay: Up to seven players compete against each other; each controls a physically simulated 3D race car model on realistic stock car racing courses.  Three racetracks and four types of racecar are available.  The application provides for user configuration of controls such as throttle, brake, steering, gearshift, and camera selection, and configuration of displays for road speed, tachometer, engine condition, race position, and other information.  Text chat is available to payers prior to the start of a race, and voice-over-IP communication is provided during the race.  The game has two major modes: "Practice" racing is a single-player mode that can be run without an internet connection, where the player competes against computer-controlled opponents; "Race" mode is the multiplayer client-server mode where players compete against each other through an internet connection.

Distribution and installation: "Redline Thunder: American Stock Car Racing" is distributed via Internet download or by compact disc digital media.  From a downloaded installation program or an installation CD, the player installs a client application and associated components onto their PC; the client application is automatically updated by the server system whenever the game is run.

Payment model: A subset of overall game functionality is available to the player free of charge as a demonstration.  To access full functionality, players purchase an 'activated' account from MVP's website via an electronic payment system; the activation provides a certain number of credits for online multiplayer racing, and also unlocks additional cars, tracks and other features in the single-player standalone 'Practice' mode.

EXHIBIT B

NAMES OF LICENSOR’S CONTRIBUTORS

MVP Network Online Games, Inc.

Andrew Locko
Andy Maurer
Bob Schade
Brian Stamper
Clint Phillips
Damon Mitchell
Derek Hauffe
Keith Reiter
Kevin Bertel
Kevin Newkirk
Mike Skolones
Nathan Harris
Paul A. Schneider
Richard Wilson
Timothy R. Smith
Vinnie Saletto
Will Prater